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                                                                     EXHIBIT 5.2

                                  [LETTERHEAD]


19 September 2000                              BY FAX AND COURIER

Flextronics International Ltd.
11 Ubi Road 1,
#07-01/02 Meiban Industrial Building,
Singapore 408723

Dear Sirs,

REGISTRATION STATEMENT ON FORM S-8 OF FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")

1. At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about 19 September 2000 in connection with the registration under the Securities Act of 1933, as amended, an aggregate of 53,976 ordinary shares of the Company (the "Option Shares") to be issued by the Company upon the valid exercise of subscription rights represented by outstanding share options deemed to have been granted under the IEC Holdings Limited 1997 Share Option Scheme (the "IEC Share Option Plan") assumed by the company pursuant to the terms of the Exchange Agreement entered into as of 31 August 2000 by and among the Company, IEC Holdings Limited, a company organized under the laws of Ireland ("IEC"), Finn O'Sullivan as an individual shareholder of the Company, Gerard Tyrrell as an individual shareholder of the Company, Michael Whelton as an individual shareholder of the Company, Stanley Jackson as an individual shareholder of the Company, Anne O'Sullivan as an individual shareholder of the Company, Emmet Brady

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as an individual shareholder of the Company, Margaret Metcalfe as an individual shareholder of the Company and Cairn Holdings (B.V.I.) Limited as a corporate shareholder of the Company (the "Exchange Agreement").

2.      As your Singapore counsel, we have examined the following documents:-

        (i) a copy of the resolutions of the shareholders of the Company passed at the Annual General Meeting of the Company held on 27 August 1999 (the "Company's Resolutions") relating to the authorisation for the issue of and the allotment and issue of the ordinary shares in the capital of the Company; and

        (ii) a faxed copy of the resolutions of the Board of Directors of the Company passed on 23 August 2000 (the "Company's Board Resolutions") relating to the acquisition of all of the outstanding shares of IEC in exchange for the Company's ordinary shares of S$0.01 par value per share (the "Ordinary Shares") and or cash payments by the Company as provided in the Exchange Agreement, and the assumption by the Company of all outstanding share options deemed to have been granted under the IEC Share Option Plan.

3. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereinafter expressed.

4.      We have assumed:-

        (i) that the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares from time to time will not exceed the authorised share capital of the Company at any time;

        (ii) that there shall be subsisting a valid authority given pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Option Shares from time to time;

        (iii) that the Company is obliged under the laws of Ireland to adhere to the provisions of Section 2.8 of the Exchange Agreement and to issue the Option Shares in accordance with the terms and conditions of the IEC Share Option Plan subject to the provisions of Section 2.8 of the Exchange Agreement;

        (iv) the continued applicability and enforceability of all the terms and conditions of the IEC Share Option Plan under the laws of Ireland to

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               the Company except to the extent set forth in Section 2.8 of the
               Exchange Agreement;

        (v) that, to the extent that any terms and conditions of the IEC Share Option Plan infringe the laws of Singapore, by virtue of the provisions of Section 2.8 of the Exchange Agreement such terms and conditions, if any, will not apply;

        (vi) that the copies of the Company's Resolutions and the Company's Board Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Company's Resolutions and the Company's Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Company's Resolutions and the Company's Board Resolutions; and

        (vii) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents of all copy or other specimen documents submitted to us.

5. This opinion only relates to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any view on, the laws of any country other than Singapore. In respect of the IEC Share Option Plan and the Exchange Agreement, we have assumed due compliance with all matters concerning the laws of Ireland and the laws of all other relevant jurisdictions other than Singapore.

6. Based on the foregoing assumptions, we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options granted or, as the case may be, deemed to have been granted, under the IEC Share Option Plan in accordance with its terms against full payment of the applicable exercise price,
(ii) pursuant to the Company's procedure for the allotment and issue of new Ordinary Shares, and (iii) represented by shares certificates issued by the Company in respect of such Option Shares, will be legally issued and fully-paid.

7. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Allen & Gledhill